News

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645

Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019

Press contact: Richard P. De Santa
Vice President, Corporate Affairs
(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES
RESULTS FOR SECOND QUARTER ENDED SEPTEMBER 11, 2004

MONTVALE, NJ – October 19, 2004 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced unaudited fiscal 2004 second quarter and year to date results for the 12 and 28 weeks ended September 11, 2004.

Sales for the second quarter were $2.49 billion, compared with $2.46 billion in the second quarter of fiscal 2003. Comparable store sales increased 0.1% vs. year-ago for company-operated stores, which includes a decrease of 1.0% in the U.S. and an increase of 3.9% in Canada. The loss for the quarter was $1.67 per share this year versus a loss of $2.17 per share last year.

The current quarter’s results from continuing operations, as shown on Schedule 1, were a loss of $64.5 million or $1.68 per share versus a loss of $57.1 million or $1.48 per share in the prior year. The current year’s results include a one-time pre-tax charge of $24.7 million, or $.50 per share after tax, related to the previously announced Canadian Food Basics settlement. Excluding this charge, EBITDA for the quarter was $43 million as compared to $38 million for the same period last year. Last year’s EBITDA excludes a $5 million benefit related to the Company’s asset disposition initiative.

Sales for the 28 weeks year to date were $5.77 billion versus $5.69 billion in fiscal year 2003. For the first half of the year, comparable store sales increased 0.6%, which includes a decrease of 0.2% in the U.S. and an increase of 3.2% in Canada. The net loss per share was $2.78 for 2004, compared with a loss of $1.86 for 2003.

Excluding the current year’s Canadian settlement and the prior year’s asset disposition benefit, EBITDA for the first half of fiscal years 2004 and 2003 was $115 million and $113 million, respectively.

Christian Haub, Chairman of the Board, President and Chief Executive Officer, said, “Our second quarter results were consistent with our previous trend, with overall sales and operating income improving slightly on a year-over-year basis. Our performance marked continued progress behind ongoing strategies to turn around our U.S. business, drive sales and profit growth in Canada, and preserve our financial strength.

“In the U.S., comparable store sales were off slightly reflecting the difficult retail environment and unfavorable weather conditions that affected our summer resort locations. However, I am encouraged that our regional banner operations achieved year-over-year improvements in operating earnings for the first time in several years.

“In Canada, we were again profitable and achieved a strong year-over-year comparable store sales increase, due in part to our powerful fresh food marketing initiatives. Our no-frills Food Basics operation also contributed to our positive sales trend by further sharpening its low cost appeal within the competitive discount segment. In addition, the recent settlement of a class action by certain Food Basics franchisees will result in our purchase of 24 previously franchised stores, and eliminate an obstacle to that banner’s growth in Ontario.

“On the financial side, we continue to manage liquidity very closely, with a strong emphasis on strict cost control, appropriate capital spending and diligent cash management,” Mr. Haub said.

Founded in 1859, A&P, one of the nation’s first supermarket chains, is today among North America’s largest. The Company operates 630 stores in 10 states, the District of Columbia and Ontario, Canada under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center, Dominion, The Barn Markets, Food Basics and Ultra Food & Drug. The Company invites investors to listen to an audio Webcast of its quarterly discussion of earnings by accessing a link on the “Investor Relations” page of its Website, www.aptea.com. The live broadcast is on Tuesday, October 19, 2004 at 2:00 PM Eastern Time, with replays available from the afternoon of October 19 through November 16.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. EBITDA is reconciled to Net Cash provided by Operating Activities on Schedule 1 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.

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The Great Atlantic & Pacific Tea Company, Inc.

Schedule 1 - GAAP Earnings for the 12 and 28 weeks ended September 11, 2004 and September 6, 2003
(Unaudited)
(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended

	September 11, 2004	September 6, 2003	September 11, 2004	September 6, 2003

		As Restated(3)		As Restated(3)
Sales (1)	$2,490,559	$2,464,758	$5,770,858	$5,693,281
Cost of merchandise sold	(1,795,046)	(1,773,689)	(4,155,349)	(4,079,038)

Gross margin	695,513	691,069	1,615,509	1,614,243
Store operating, general and administrative expense	(740,021)	(711,111)	(1,668,637)	(1,644,895)

Loss from operations	(44,508)	(20,042)	(53,128)	(30,652)
Interest expense	(22,078)	(17,945)	(48,928)	(42,829)
Interest income	768	574	1,609	1,354
Minority interest in earnings of consolidated franchisees	(342)	446	(1,718)	172

Loss from continuing operations before income taxes	(66,160)	(36,967)	(102,165)	(71,955)
Benefit from (provision for) income taxes	1,614	(20,125)	(3,844)	(5,767)

Loss from continuing operations	(64,546)	(57,092)	(106,009)	(77,722)
Discontinued operations: (2)
Income (loss) from operations of discontinued businesses, net of tax	344	(19,684)	(1,039)	(29,962)
(Loss) gain on disposal of discontinued operations, net of tax	—	(6,911)	—	43,989

Income (loss) from discontinued operations	344	(26,595)	(1,039)	14,027

Cumulative effect of change in accounting principle - FIN46R, net of tax	—	—	—	(8,047)

Net loss	$(64,202)	$(83,687)	$(107,048)	$(71,742)

Net (loss) income per share - basic and diluted:
Continuing operations	$(1.68)	$(1.48)	$(2.75)	$(2.01)
Discontinued operations	0.01	(0.69)	(0.03)	0.36
Cumulative effect of change in accounting principle - FIN46R	—	—	—	(0.21)

Net loss per share - basic and diluted	$(1.67)	$(2.17)	$(2.78)	$(1.86)

Weighted average common shares outstanding - basic	38,521,685	38,516,670	38,520,732	38,516,176

Weighted average common shares outstanding - diluted	38,521,685	38,516,670	38,520,732	38,516,176

Gross margin rate	27.93%	28.04%	27.99%	28.35%
Store operating, general and administrative expense rate	29.71%	28.85%	28.91%	28.89%

Depreciation and amortization	$62,397	$63,003	$143,519	$148,780

Reconciliation of GAAP cash flow measure to EBITDA:
Net cash provided by operating activities	$14,851	$18,142	$51,939	$20,312
Net interest expense	21,310	17,371	47,319	41,475
Deferred income taxes	3,248	(10,975)	2,236	(4,661)
Working capital changes	(24,008)	(31,204)	(32,016)	(27,173)
Other non-current liabilities	(6,506)	5,891	6,514	21,720
Other, net	8,994	43,736	14,399	66,455

EBITDA	$17,889	$42,961	$90,391	$118,128

Number of stores operated at end of quarter	630	643	630	643

Number of franchised stores served at end of quarter	65	64	65	64

(1)	Included in sales for the 12 and 28 weeks ended September 11, 2004 were franchisee sales of $219.6 million and $516.8 million, respectively, compared to $208.8 million and $498.7 million, for the 12 and 28 weeks ended September 6, 2003, respectively.
(2)	In February and March 2003, the Company decided to sell its operations located in Northern New England, Madison and Milwaukee, Wisconsin as well as its Eight O’Clock Coffee business. In April 2003, the Company completed the sale of its stores in Northern New England and Madison, Wisconsin, generating proceeds of $137.6 million and resulting in a gain of $75.8 million ($44.0 million after tax).
(3)	Prior year results have been restated for (i.) revised Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities - an interpretation of Accounting Research Bulletin No. 51,” which relates to variable interest entities and, as a result of the adoption of this standard, the Company has now consolidated the financial results of its franchisees in Canada; (ii.) EITF Issue 03-10, “Application of EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which relates to the accounting for vendor supported promotions that requires a reclassification between sales and cost of goods sold, but has no impact on net loss; and (iii.) a change from LIFO to FIFO accounting for certain inventories so that all inventory accounting in the Company is on a FIFO basis.

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 2 - Condensed Balance Sheet Data
(Unaudited)
(In millions, except per share and store data)

		As Restated
	September 11, 2004	February 28, 2004

Cash and short-term investments	$277	$297
Other current assets	932	900

Total current assets	1,209	1,197

Property-net	1,441	1,472
Other assets	121	115

Total assets	$2,771	$2,784

Total current liabilities	$1,157	$1,083
Total non-current liabilities	1,316	1,308
Stockholders’ equity	298	393

Total liabilities and stockholders’ equity	$2,771	$2,784

Other Statistical Data

Total Debt and Capital Leases	$917	$916
Temporary Investments	117	158

Net Debt	$800	$758

Total Retail Square Footage (in thousands)	24,942	24,724

Book Value Per Share	$7.75	$10.20

	For the 28 weeks ended September 11, 2004	For the 28 weeks ended September 6, 2003

Capital Expenditures	$97	$76